EXHIBIT 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

September 22, 2006

FoxHollow Technologies, Inc.

740 Bay Road

Redwood City, California 94063-2469

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about September 22, 2006 (the “Registration Statement”) in connection with the registration for resale under the Securities Act of 1933, as amended, of up to 389,653 shares of your common stock (the “Shares”). As your legal counsel, we have examined the proceedings taken by you in connection with the issuance and sale of the Shares and such other documents, certificates and records that we have deemed necessary or appropriate for the basis of the opinions hereinafter expressed.

It is our opinion that the Shares have been legally and validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ J. Casey McGlynn
J. Casey McGlynn